Exhibit 99.1

Dear Shareholders,

We are thrilled to share with you an article that we had translated from Spanish about the result of our presence in Mexico, and a community story in Argentina.

Have a terrific day!

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: www.facebook.com/McEwenRob Twitter: www.twitter.com/McEwenMining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com

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Mocorito 18/02/2013 Mocorito, Sinaloa.- A thousand and one stories are written every day at the Pangea mine (McEwen Mining’s Mexican Subsidiary) in El Magistral town, Mocorito municipality. Everyday men and women work hard looking for the mineral wealth Mother Nature has given to us. The opening of this mining company in Mocorito has provided for many families currently working in the area. Most of the employees are from different towns in Mocorito and the minority of them are foreign. The settlement of the mine in the municipality of Mocorito has been a blessing for its residents. Some of them had to migrate to other places, mostly to the United States, looking for a job to pay for their house and family expenses. Now their stories have changed for the better as they no longer have to leave their hometowns looking for employment because the company has hired them and provided them with benefit plans. Mine Tour. In a journey to the mine, we were able to experience the world of people working there and had the opportunity to interview some employees. Some of them have returned from the United States to work at the mine. Stories. For Noé Chávez, an Ecology and Environment Assistant, life has changed radically. He had migrated to the United States pursuing the American dream, but his story changed since the company launched operations. “I am from Bacamopa, Mocorito, before I started working at the mine I was in the United States looking for a job, things there are difficult and very different. When my wife told me Pangea was working in El Magistral I decided to come back and was fortunately hired. I started to work back in 2007, I have several years here already.” Stories like his are written every day. Another case is Roberto Quintero García, who had previously struggled looking for a job; his situation has also improved. “For some time I had struggled to get a job, but fortunately I met an engineer that was working here and he recommended me. I am now happily working here, I say happily because now I can provide for my family.” Strong women. Not only men success stories unfold at Pangea, women’s stories do too. Although it could be hard to believe, women at the mine operate trucks, a job that is typically considered for men Mining Company Benefits Mocorito Residents With Employment Since the operations started, this mining company has given employment opportunities to the habitants of the region. in our Mexican culture, however; they have set the example and made such an idea part of the past. One of these women is Lourdes Labrado , resident of El Valle, she is a single mother and a Truck Operator. “In our Mexican culture it could be said that a truck operator job is for men, but we are setting an example of the opposite, I am a single mother and all women here are in the same situation, nonetheless we have shown we can overcome our situation. We are lucky we were hired at the mine.” For Oralia Meléndez it was a blessing to have been given a job opportunity in the mine. “My job is the preparation of samples, I have been working here for many years, and that has allowed me to support my family.” Article link in Spanish: http://www.debate.com.mx/ eldebate/noticias/default. asp?IdArt=12973799&IdCat=17402

The San José mine is 49% owned by McEwen Mining and 51% owned by Hochschild Mining, and is located in Santa Cruz Province, Argentina. Currently, 1,200 direct jobs have been created through the mine, plus those that have been generated through secondary industries. In addition to making a profit for our shareholders, our objectives in Argentina are to educate, build, employ, and inspire entrepreneurship! McEwen Mining is passionate about finding ways to support the advancement of Perito Moreno, a neighboring town located 80 km away from San José. During 2012, the mine made significant contributions to a variety of areas within the community, which included infrastructure improvements, equipment donations to the town’s hospital, Oscar Natale, and establishing a development centre in order to advance business growth within Perito Moreno. As part of McEwen and Hochschild’s Social Responsibility Program, the mine invested an additional USD$1.2 million in 2012 for the benefit of the community. The objective was to improve Perito Moreno’s facilities, infrastructure and education. Equipment donations were made to the fire station, and vehicles were donated to the local police. In April, we participated in the development of the New Hope Centre; an integrative program aimed to improve the lives of seniors and people with disabilities. Since 2005, the San José mine has invested USD$780,000 in educational programs designed to train people in underground mining. Over 600 people have completed the program, with a staggering 40% of those graduates hired as employees of San José. Link to story. Both McEwen and Hochschild have contributed to the founding of the first Technical Institute of Perito Moreno. This non-profit international institute is dedicated to educating and training young professionals in careers related to the application of technology in the operation and maintenance of industrial activities. McEwEn MINING GETTING INVOLVED IN ARGENTINA McEwen Mining and its partner Hochschild will continue working to strengthen our commitment to the Perito Moreno community in 2013 through programs that are designed to have a lasting benefit for its citizens. Contact information : Jenya Meshcheryakova | info@mcewenmining.com | 1.866.441.0690 MCEWEN MINING MUX Equipment donations were made to Perito Moreno’s local hospital in 2012. Technical Institute of Perito Moreno, a non-profit educational centre.